Exhibit 10.6

AGREEMENT

GOVERNING THE DISTRIBUTION OF PALISADES VENTURE INC.’S SHARES TO CORPTECH HOLDING INC.’ SHAREHOLDERS.

This agreement entered into by and among (Parties) Palisades Venture Inc. (Palisades) and CorpTech Holding Inc. (CorpTech) on July 27th, 2021 is part and parcel of certain ASSET PURCHASE AGREEMENT entered into on the same date by the Parties, regarding the governing of the distribution of Palisades shares to CorpTech shareholders of record by CorpTech.

RECITALS

A.	The Parties entered into a purchase agreement regarding the sale of all assets of CORPTECH’S SUBSIDIARY - Landmark Properties Management Group LLC DBA 4Service Cloud Tech (“Landmark”)

B.	As part of the purchase consideration and price Palisades issued CorpTech 25,000,000 preferred shares. Upon Palisades’ completion of S1 registration that has received a no comment letter from the SEC, Palisades shall convert said Share 1002 to tradable registered shares which CorpTech will immediately distribute these shares to its shareholders of record as of the same date according to the following terms:

ARTICLE I

DISTRIBUTION OF SHARES BY CORPTECH

1.1	CorpTech shall distribute one share of Palisades for every One Hundred and Twenty (120) shares held by any shareholder of record of CorpTech as of the date of this agreement.

1.2	No fractional shares will be issued.

1.2.1	Exclusions: Mr. Rechtman, the CEO of Palisades and CorpTech, shall not receive any shares of Palisades as part of this distribution.

1.3	Expenses. CorpTech agrees to pay any and all costs related to such distribution and the full execution of this agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CORPTECH

2.1	Power and Authority; No Conflict; Consents.

2.1.1	CorpTech has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement and all documents, instruments or certificates executed by CorpTech in connection herewith have been validly executed and delivered by CorpTech and are binding and enforceable against CorpTech.

2.1.2	The execution and delivery by CorpTech of this Agreement and all of the other agreements, instruments, certificates and documents contemplated by this Agreement and the performance by CorpTech of CorpTech's obligations herein and therein do not require the consent, authorization or approval of any third person or administrative agency or governmental body to which CorpTech is subject.

2.1.3	Neither the execution and delivery of this Agreement by CorpTech nor the consummation of the transactions contemplated hereby will result in any violation by CorpTech of any law, judgment, order or decree binding on CorpTech or result in any default by CorpTech under any mortgage, lease, agreement, indenture or other instrument to which CorpTech is a party or result in the creation or imposition of any Lien upon any of the properties or assets of CorpTech (including, without limitation, the Palisades’ shares).

2.1.4	There are no direct or indirect shareholders of CorpTech who are involved in the operation of the Business other than Orie Rechtman.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PALISADES

3.1	Power and Authority; No Conflict; Consents.

(a)               Palisades has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement and all documents, instruments or certificates executed by Palisades in connection herewith have been validly executed and delivered by Palisades and are binding and enforceable against Palisades.

(b)               The execution and delivery by Palisades of this Agreement and all of the other agreements, instruments, certificates and documents contemplated by this Agreement and the performance by Palisades of Palisades 's obligations herein and therein do not require the consent, authorization or approval of any third person or administrative agency or governmental body to which CorpTech is subject.

(c)               Neither the execution and delivery of this Agreement by Palisades nor the consummation of the transactions contemplated hereby will result in any violation by Palisades of any law, judgment, order or decree binding on Palisades or result in any default by Palisades under any mortgage, lease, agreement, indenture or other instrument to which Palisades is a party or result in the creation or imposition of any Lien upon any of the properties or assets of Palisades (including, without limitation, the Palisades’ shares).

3.2       Binding Obligation. This Agreement and such documents to which Palisades is a party have been duly executed and delivered by Palisades and each constitutes a legal, valid and binding obligation of Palisades, enforceable in accordance with its terms.

3.3       Disclosure. Palisades’ representations and warranties contained in this Agreement do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

ARTICLE IV

MISCELLANEOUS

4.1        Governing Law; Submission to Jurisdiction.

(d)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to its conflicts of laws provisions.

(e)               Any legal suit, action or proceeding arising out of or based upon this Agreement, the other transaction documents or the transactions contemplated hereby or thereby may be instituted in the Federal Courts of the United States of America or the courts of the State of California located in the County of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

4.2 Severability. In the event any provision (or any part of any provision) contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.

4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

Corptech:

By: CorpTech Holding Inc.

Name: /s/ Orie Rechtman

Title: President

Palisades

By: Palisades Venture Inc.

Name: /s/ Orie Rechtman

Title: President

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